EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and effective as of this June 28, 2017 (the “Effective Date”) by and between Reed’s, Inc., a Delaware corporation (“Reed’s” or the “Company”), and Valentin Stalowir (the “Executive”).

WHEREAS, Reed’s and the Executive desire to enter into this Agreement to evidence the terms and conditions of the employment of the Executive by Reed’s;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1  Employment. Reed’s hereby employs the Executive and the Executive hereby accepts such employment, in accordance with the terms and conditions set forth in this Agreement. By executing this Agreement, the Executive represents and warrants to Reed’s that (i) the Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound; (ii) the Executive has not violated, and in connection with his employment with Reed’s will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is bound; and (iii) in connection with his employment with Reed’s, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 2  Term. The Executive’s employment (the “Term”) with Reed’s under this Agreement will commence on the Effective Date and continue until terminated in accordance with Section 6 below. Executive’s employment with the Company shall be on an “at-will” basis.

Section 3 Position. The Executive will be employed as the Chief Executive Officer (“CEO”) of Reed’s and as a member of the board of directors of Reed’s (the “Board”) and will report to the Board. The Executive will have the duties and responsibilities customarily attendant to the position of CEO and a member of the Board. Executive will also have such other duties and responsibilities that are commensurate with his positions as specifically delegated to him or her from time to time by the board of directors of Reed’s (the “Board”). Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, currently existing and as may be modified from time to time, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s principal office, and principal place of employment, shall be at the Company’s offices, currently in Los Angeles, California, provided that Executive may be required under business circumstances to travel outside the location of his principal employment in connection with performing his or her duties under this Agreement.

Section 4  Restrictive Covenants; Representations.

4.1 Loyal Performance. During the Executive’s employment with Reed’s, the Executive will devote his full business time and attention to the performance of his duties as CEO and a member of the Board of Reed’s and will perform his duties and carry out his responsibilities as CEO and a member of the Board in a diligent and businesslike manner. Nothing in this Section 4.1, however, will prevent the Executive from engaging in additional activities in connection with personal investments or from serving in a non-management capacity with any for profit or not for profit organization that does not conflict with his duties under this Agreement, provided that the Executive shall give the Board prior notice of his service to any service to any for profit or not for profit organization so that it may review the same for compliance with the terms of this Agreement.

4.2 Confidentiality; Return of Property.

(a) Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his or her employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive. Executive agrees to keep secret and to treat confidentially all of the Confidential Information (as defined below), and not to, without the express prior written consent of Reed’s or in connection with the good faith performance of his duties to Reed’s, directly or indirectly, (i) divulge, disclose or intentionally make accessible any Confidential Information to any other Person (as defined below) or assist any other Person or entity in improperly using any Confidential Information or (ii) use any Confidential Information for his own purposes or for the benefit of any other Person (except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Reed’s, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such Confidential Information; provided, however, that, in the event that the Executive is so required to disclose Confidential Information, the Executive shall, if legally permitted to do so, prior to making any such disclosure, provide Reed’s with prompt written notice of such requirement so that Reed’s may seek an appropriate protective order); provided, further, that, during the Employment Period, the Executive may utilize any Confidential Information in the course of performing his services under this Agreement. All Confidential Information is and shall remain the property of Reed’s, except for this Agreement and other Confidential Information relating solely to the Executive’s compensation and benefits. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

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(b) For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary information, trade secrets, know-how or other information of Reed’s or concerning the affairs of Reed’s (whether tangible or intangible and whether or not such information is in writing or other physical form), including, but not limited to, data, plans, concepts, programs, procedures, innovations, inventions, improvements, information regarding customers, financial information, costs, prices, earnings, systems, sources of supply, marketing, prospective and executed contracts, budgets, business plans and other business arrangements, information on the performance, identities, capabilities, performance strength and weaknesses, and compensation arrangements of particular managerial or technical employees of Reed’s; provided, however, that Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) Upon termination of the Executive’s employment, the Executive shall promptly return to Reed’s any car, cell phone, mobile device, laptop or other property provided to the Executive by Reed’s, and any other confidential or proprietary information of Reed’s that remains in the Executive’s possession (“Reed’s Property”); provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents and information relating to his personal benefits, entitlements and obligations, documents relating to his personal tax obligations. If the Executive discovers Reed’s Property in his possession after the termination of his employment he shall notify Reed’s and promptly either deliver the same to Reed’s or destroy it as directed by Reed’s.

4.3 Nonsolicitation. To the full extent permitted by law, the Executive will not directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, during his employment with Reed’s and for a period of six (6) months thereafter:

(a) encourage, solicit, induce, cause, or in any manner attempt to encourage, solicit, induce or cause any person, firm, corporation, or other entity or organization which is a client, customer, account, vendor, supplier, distributor, licensee of, or has any business relationship with, Reed’s or any of its subsidiaries to terminate such relationship with, reduce the amount of business conducted with, or change in a manner adverse to Reed’s or its subsidiaries; or

(b) encourage, solicit, induce, cause, or in any manner attempt to encourage, solicit, induce or cause, any person employed by or providing services to Reed’s or its subsidiaries to leave, curtail, or change in a manner adverse to Reed’s, such employment or service relationship.

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4.4 Cooperation. The Executive agrees that, following any termination of the Executive’s employment, the Executive will continue to provide reasonable cooperation to Reed’s and/or any of its subsidiaries and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Executive’s employment in which the Executive was involved or of which the Executive has knowledge. As a condition of such cooperation, Reed’s shall reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of Reed’s and shall compensate Executive at a daily rate equal to his daily rate of compensation at the time of termination of his employment. The Executive also agrees that, in the event that the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to the Executive’s employment by Reed’s, the Executive will, if legally permitted, give prompt notice of such request to Reed’s and, unless legally required to do so, will make no disclosure until Reed’s subsidiaries has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

4.5 Property; Inventions and Patents.

(a) Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or planned business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

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(b) Cooperation. Executive shall, during the Term and at any time thereafter, at the expense of Reed’s and with no expense or potential expense or liability to the Executive, assist and cooperate with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, at the expense of Reed’s and with no expense or potential expense or liability to the Executive, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product, except on behalf of or as directed by Reed’s.

(c) No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d) Pre-Existing and Third Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e) Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts as contemplated by this Section 4 above to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

Section 5  Compensation.

5.1 Base Salary. The Executive will be paid a base salary at the initial rate of $300,000 per year (the “Base Salary”). Base Salary will be automatically increased by $25,000 per year on each anniversary of the Effective Date until the Base Salary has reached $350,000 per year and thereafter shall be subject to annual review for additional increase, but not decrease, in the sole discretion of the Board. The Base Salary will be payable in equal periodic installments in accordance with Reed’s customary payroll practices.

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5.2 Bonus. In addition to the Base Salary, the Executive will be eligible to receive an annual or other periodic bonus for each partial or full calendar year (which may, to the extent not relating to achievement of a specific objective established by the Board in consultation with the Executive as provided below, be pro-rated for partial calendar years) included in the Term at a target amount equal to 60% of then current Base Salary payable and based upon performance criteria to be established by the Board in consultation with the Executive which are anticipated to consist of specific objectives for which specified portions of Bonus will be payable upon achievement and any remainder discretionary based on individual and Company performance as determined by the Board ( “Bonus”). Except as otherwise provided herein, in order to be eligible to receive the Bonus, the Executive must be employed at the time of achievement of the specific objective relating thereto. Any portion of Bonus relating to achievement of a specific objective will be paid upon or as soon as practicable after achievement of that objective and all Bonus payments will in any event be paid not later March 15 of the calendar year following the full or partial calendar year to which they relate. The Board and the Executive will consult in good faith to establish the Bonus criteria for each full or partial year included in the Term starting with the Effective Date and with the commencement of each calendar year included in the Term commencing after the Effective Date.

5.3 Benefits. The Executive will be entitled to four weeks of paid vacation per calendar year in accordance with the Company’s vacation and paid time off policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as paid time off days for employees of the Company generally accrue. The Executive and his dependents will be entitled to participate in all medical insurance and other benefit programs in effect from time to time and available to senior executives of Reed’s at levels commensurate with Executive’s position as CEO and a member of the Board. Reed’s will reimburse the Executive for the cost of maintaining any current medical and dental insurance coverage for himself and his dependence from the Effective Date through the date he transitions himself and his dependents to Reed’s medical and dental insurance coverage (but not for periods beyond December 31, 2017 if coverage is then provided to the Executive and his dependents through Reed’s medical and dental insurance benefit programs at levels commensurate with the position of an executive officer). Reed’s will provide Executive with a car allowance initially at $600 per month and subject to increase in the discretion of the Board. Executive shall be entitled to reimbursement for expenses incurred in connection with performance of services to Reed’s, including, without limitation, mobile phone and other communications equipment and travel expenses, in accordance with Reed’s expense reimbursement policies as in effect from time to time. Upon submission of invoice, Reed’s will reimburse the Executive for or pay directly all costs up to $3,500 incurred in connection with the negotiation and preparation of this Agreement.. During the period from the Effective Date through December 31, 2017 (or such earlier date as the Executive may establish a permanent residence in the Los Angeles area), Reed’s shall provide the Executive furnished executive housing for the Executive and his family not to exceed $5,000 per month at a location selected by him in the Los Angeles area and a company car or rental or leased car satisfactory to the Executive (without regard to the $600 per month car allowance above, but without duplication so that the Executive shall not have both the $600 per month car allowance and the company or rental or leased car for overlapping periods). To the extent any benefits provided under this Agreement are includible in the Executive’s taxable income, Reed’s will pay the Executive an additional amount such that he shall be in the same after-tax position as if no such amounts were included in his taxable income. The Executive will be entitled to indemnification and advancement of expenses to the fullest extent permitted by law.

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5.6 Equity. The Executive will be entitled to participate in any equity incentive plan that may be adopted by Reed’s at levels commensurate with his position as CEO and a member of the Board. Reed’s will amend its existing equity incentive plan or adopt a new equity incentive plan as soon as practicable following the Effective Date and in any event during 2017 (“2017 Plan”). Once the plan is adopted and as soon as practicable following the Effective Date, the Executive shall receive initial equity grants representing 4% of Reed’s fully-diluted equity (measured as of the Effective Date) (the “Initial Equity Award”). It is anticipated that the Initial Equity Award will consist of restricted stock (the “Restricted Stock”) and/ or stock options (the “Options” and together with the Restricted Stock and any additional equity or other equity based awards to the Executive, the “Incentive Equity”). Reed’s and the Executive will consult in good faith on the structure and terms of the Incentive Equity. The Initial Equity Award, whether in the form of Restricted Stock and/ or Options (or in any other form) shall vest in two equal installments on each of the first two anniversaries of the Effective Date and to the extent awarded as Options will be granted with an exercise price equal to the fair market value of the shares subject to the Options as of the date of grant and become exercisable in two equal installments on the first two anniversaries of the Effective Date. To the extent the Initial Equity Award is in the form of Restricted Stock, Reed’s and the Executive will discuss a recourse loan arrangement in an amount equal to the tax payable by the Executive as a result of receipt and vesting of the same with a forgiveness schedule equal to the vesting schedule and additional payments sufficient to cover all taxes incurred in connection with any such forgiveness and any additional tax liability associated with such payment. The Executive will make an election under Section 83(b) of the Code with respect to any Restricted Stock. Any Options shall have a term of 10 years. Vesting of all Incentive Equity (and related payment rights) shall accelerate upon any Change in Control. “Change in Control” for this purpose means any (i) any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1933) (a “Person”) acquires beneficial ownership, directly or indirectly (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Beneficial Owner”), of more than fifty percent of the combined voting power of the then issued and outstanding shares of the voting common stock of the Company (the “Voting Stock”), (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the Voting Stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the voting stock of the Company or such surviving entity immediately after such transaction, or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person. The Executive may also make additional equity investments in Reed’s on terms that may be agreed upon by the Executive and Reed’s.

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Section 6  Termination of Employment.

6.1 Termination by Reed’s. Reed’s may terminate the Executive’s employment with Reed’s for Cause or without Cause, effective immediately on the day Reed’s gives notice of such termination to the Executive. For purposes of this Agreement, “Cause” means the Executive’s (a) willful failure or refusal to perform his duties hereunder that continues 15 days after written notice from the Board specifying the alleged willful failure or refusal, (b) gross negligence or gross misconduct in connection with the business of Reed’s that either continues 15 days after written notice from the Board specifying the alleged gross negligence or gross misconduct or that has a material adverse effect on Reed’s, (c) conviction of or plea of nolo contendere to any felony, (d) any crime involving moral turpitude (whether or not a felony), or (e) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony).

6.2 Termination by the Executive. The Executive may terminate the Executive’s employment with Reed’s for Good Reason or without Good Reason, by written notice to Reed’s effective no earlier than 30 days after the date of such notice if termination is other than for Good Reason (provided that Reed’s shall have the right to waive such 30-day notice period and accelerate termination to any date on or after the date of such notice) and effective upon the expiration of the cure period described below in this Section 6.2 if termination is for Good Reason. During any period between receipt of notice of termination from the Executive, Reed’s may suspend, reduce, or otherwise modify any or all of Executive’s authority, duties, and responsibilities, and may require the Executive’s absence from Reed’s offices without any such suspension, reduction, modification, or requirement constituting grounds for Good Reason. “Good Reason” means any (a) Executive’s removal as Chief Executive Officer, Executive being required to report to another person other than the Board, or Executive’s involuntary loss of position on the Board, (b) reduction in Executive’s Base Salary, aggregate benefits, or incentive opportunity or (c) any other material breach (whether or not specified above) of this Agreement by Reed’s. An event described in this Section 6.2 will not constitute Good Reason unless the Executive provides written notice to Reed’s of the Executive’s intention to resign for Good Reason and specifying the event or circumstance giving rise to Good Reason within 90 days of its initial existence and Reed’s does not cure such breach or action within 30 days after the date of the Executive’s notice.

6.3 Death and Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death. In addition, Reed’s may terminate the Executive’s employment with Reed’s by written notice to the Executive due to Disability. For purposes of this Agreement, “Disability” means that the Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform the essential functions of his duties for 90 days, whether consecutive or non-consecutive, within any calendar year,.

6.4 Termination of Agreement. This Agreement will terminate when all obligations of the parties under this Agreement have been satisfied.

6.5 Resignations. Upon any termination of the Executive’s employment hereunder for any reason, except as may otherwise be requested by Reed’s in writing, the Executive agrees that he will resign from any and all directorships, committee memberships and any officer positions that he holds with Reed’s or any of its subsidiaries.

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Section 7  Remuneration upon Termination of Employment.

7.1 Termination Prior to January 1, 2018. If the Executive’s employment with Reed’s is terminated for any reason prior to January 1, 2018, the Executive shall be entitled to accrued and unpaid compensation and benefits (including, without limitation, accrued vacation or paid time off, and then unreimbursed expenses) through the date of date of termination of Employment (the “Accrued Benefits”). No termination of employment prior to January 1, 2018 shall be considered for any purpose for Cause, without Cause, or for Good Reason.

7.2 Termination by Reed’s without Cause or by the Executive for Good Reason. If the Executive’s employment with Reed’s is terminated after December 31, 2017 pursuant to Section 6.1 by Reed’s without Cause or pursuant to Section 6.2 by the Executive for Good Reason, the Executive will be entitled to the following:

(a) the Accrued Benefits;

(b) payment in lump sum within 30 days after the date of termination of employment of an amount equal to 6 months of the Executive’s Base Salary in effect immediately prior to the Executive’s termination of employment with Reed’s plus any Bonus earned and unpaid as well as a prorated Bonus for the year of termination, vested Incentive Equity and twelve months acceleration of unvested Incentive Equity, calculated on a pro-rata, monthly basis and based on full calendar months, as well as payment of any related amounts contemplated by Section 5.6 above (the “Severance Amount”). By way of example, if Executive is terminated without cause or resigns for Good Reason on February 15, 2018, Executive’s accelerated pro-rata portion of unvested Incentive Equity will be equal to one-half of Incentive Equity. In addition, to the extent permitted by applicable law, subject to the Executive’s election of COBRA continuation coverage under Reed’s group health plan, on the first regularly scheduled payroll date of each month during the six month period following the date of termination of employment (the “Severance Period”), Reed’s will pay the Executive an amount equal to the difference between the monthly COBRA premium cost and the premium cost to the Executive as if the Executive were an employee of Reed’s; provided, that such payments shall cease earlier than the expiration of the Severance Period in the event that the Executive becomes eligible to receive any comparable health benefits, including through a spouse’s employer, during the Severance Period (the “COBRA Payments”). Executive will notify Reed’s of Executive’s eligibility for health benefits during the Severance Period within 15 days of such eligibility; and

(c) any and all rights he may have as a holder of equity interests in Reed’s or under any applicable plan, program, or arrangement of Reed’s, including the vested Equity Incentive and related payments.

7.3 Termination by Reed’s for Cause, by the Executive without Good Reason. If the Executive’s employment with Reed’s is terminated for Cause, or by the Executive without Good Reason, the Executive will be entitled to the Accrued Benefits and any and all rights he may have as a holder of equity interests in Reed’s (including, without limitation, the vested Incentive Equity) or under any applicable plan, program, or arrangement of Reed’s.

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7.4 Termination as a Result of Death or Disability. In the event of the termination of the Executive’s employment with Reed’s pursuant to Section 6.3 as a result of death or Disability, the Executive or the Executive’s heirs will be entitled to the Accrued Benefits.

7.5 Release. The payment of the Severance Amount and the COBRA Payment shall be conditioned upon the Executive’s (or, if applicable the Executive’s estate’s or legal representative’s) execution, delivery to Reed’s, and non-revocation of a release of claims (the “Release of Claims”) in substantially the form attached to this Agreement as Exhibit A within 30 days following the date of the Executive’s termination of employment hereunder. Further, to the extent that any portion of the Severance Amount or COBRA Payment constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur prior to the thirtieth (30th) day following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirtieth (30th) day, after which any remaining installment of the Severance Amount or the COBRA Payment, as applicable, shall thereafter be provided to Employee according to the applicable schedule set forth herein. With respect to any portion of the Severance Amount or COBRA Payment that does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined below), any payment of any amount otherwise scheduled to occur following the date of the Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date such Release of Claims is timely executed and the applicable revocation period has ended, after which the entire Severance Amount and any unpaid installments of the COBRA Payment, as applicable, shall thereafter be provided to Employee according to the applicable schedule set forth herein. Each payment of the Severance Amount or COBRA Payment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

7.6 Obligations Absolute. The payment and other obligations of Reed’s under this Agreement or in connection with the Incentive Equity are absolute and unconditional and not subject to offset or any other defense.

Section 8 General Provisions.

8.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) (c) sent by electronic mail with receipt acknowledged by the recipient via email reply, or (d) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties in writing):

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If to the Executive:

Valentin Stalowir

125 Mile Common Road

Easton, CT 06612

valstalowir@gmail.com

With a copy which shall not constitute notice to:

Dowling, LLC

211 Foreside Road

Falmouth, ME 04105

adowling@dowlingllc.com

If to Reed’s:

______________________

______________________

______________________

8.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by the Executive and a director or authorized officer of Reed’s (other than the Executive).

8.3 Waiver and Remedies. The Executive and Reed’s may (a) extend the time for performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver will be valid only if set forth in a written document signed on behalf of the party against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages may be an inadequate remedy for any breach of Section 4 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 4 of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

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8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Executive and Reed’s with respect to its subject matter and supersedes any prior understandings, agreements or representations between the parties, written or oral, with respect to the subject matter of this Agreement.

8.5 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Executive may not assign any rights under this Agreement without the prior written consent of Reed’s and Reed’s may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Executive except in the case of an assignment of this Agreement to a successor to all or substantially all of the business and assets of Reed’s and its subsidiaries or any business division thereof or a restructuring of Reed’s. The Executive’s obligations under this Agreement are personal to the Executive and may not be delegated.

8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision. A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Executive and Reed’s to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

8.8 Governing Law; Arbitration. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the California without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. Reed’s and the Executive agree that any and all disputes arising out of the terms of this Agreement, the Executive’s employment by Reed’s, the Executive’s service as an employee or officer of Reed’s or any of its subsidiaries, or the Executive’s compensation and benefits, will be subject to binding arbitration in Los Angeles, California before the Judicial Arbitration and Mediation Services, Inc. under the Employment Arbitration Rules of the American Arbitration Association then in effect, and consent to the jurisdiction to the federal or state courts in Los Angeles, California to enforce any arbitration award rendered with respect thereto. The arbitration shall be conducted by a single arbitrator as agreed upon between Reed’s and the Executive. If Reed’s and the Executive cannot agree on a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators, one selected by each party hereto and the third arbitrator selected by the parties’ two arbitrators from a panel provided by the American Arbitration Association. The costs of the arbitrator along with other arbitration-specific fees shall be borne equally by the parties. Each party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrators shall be final and conclusive. All such disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement.

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8.11 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination or expiration of this Agreement.

8.12 Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, non-U.S. or otherwise) to the extent required by applicable law.

8.13 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

8.14 Code Section 409A Compliance; Parachute Payments.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(c) If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

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8.15 Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

REED’S, INC.

By:	/s/ John Bello
Name:	John Bello
Title:	Chairman of the Board
Date:	July 10, 2017

/s/ Valentin Stalowir
Valentin Stalowir
Date: July 10, 2017

[Signature page to Employment Agreement]

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Exhibit A

RELEASE

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, Valentin Stalowir (“Executive”), on behalf of himself and his heirs, legal representatives, administrators, executors, successors and assigns, and each of them, for good and valuable consideration received as set forth in the Employment Agreement dated as of July __, 2017 (the “Employment Agreement”) between Reed’s, Inc., a Delaware corporation (the “Company”), does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company, and its present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, managers, directors, owners, members, shareholders, partners, employees, agents, and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Release, including, but not limited to any and all claims whatsoever pertaining in any way to Executive’s employment at the Company or with any of the Released Parties or the termination of Executive’s employment, including, but not limited to, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state, local or foreign laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, or alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Released Parties’ express or implied contract or under any federal, state, local, or foreign law, ordinance, or regulation, or the Constitution of any State or the United States; (8) any and all claims whatsoever against any of the Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits, in each case, except to the extent Executive has vested rights in any of the same; and (9) any and all claims whatsoever to reinstatement (collectively, the “Released Claims”); provided, however, that, notwithstanding anything to the contrary contained herein, this Release shall not cover and the Released Claims shall extend to any rights or claims, if any, of Executive (A) as a holder of equity interests in the Company, (B) to indemnification or advancement of expenses, (C) under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (D) under any profit-sharing and/or retirement plans or benefits in which Executive has vested rights, or (E) under Section 7 of the Employment Agreement. Executive also intends that this Release operate as a general release of any and all claims to the fullest extent permitted by law and a waiver of all unknown claims of the type being released hereunder.

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Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California and all other jurisdictions, Executive expressly acknowledges that this is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

Executive acknowledges that the Severance Amount and the COBRA Payment are in addition to anything of value to which Employee already is entitled from the Company and constitutes good and valuable consideration for this Release.

Executive represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any member of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a complaint, charge, or lawsuit, he agrees that he shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom he has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to the Executive’s employment with Company, the Executive agrees that he shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 7 of the Employment Agreement will control as the exclusive remedy and full settlement of all such claims by the Executive.

Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties; or the circumstances surrounding Executive’s employment and/or termination of employment from Company. Company agrees to cause its executive and senior management teams not to take any action, or encourage others to take any action, to disparage or criticize Executive.

Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

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Executive may revoke this Release after signing it by giving written notice to the Company’s Board of Directors, within seven (7) days after signing it (the “Revocation Period”). This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution. The Executive acknowledges and agrees that if he revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other Released Party will have any obligations to pay the Executive the amounts under Section 7 of the Employment Agreement.

Executive acknowledges that he has consulted with an attorney prior to signing this Release and that he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in this Release.

Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of ___________, 20__.

Valentin Stalowir

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